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                                                                   Exhibit d(38)

                        INVESTMENT SUBADVISORY AGREEMENT

     INVESTMENT SUBADVISORY AGREEMENT, dated as of September 29, 2006 ("Agreement") by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and RiverSource Investments, LLC, a Minnesota limited liability company ("Subadvisor").

                                   WITNESSETH:

     WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and has been retained to provide investment advisory services to the Mid-Cap Value Portfolio ("Portfolio"), a series of Diversified Investors Portfolios, a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act");

     WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio investment advisory services in connection with Diversified's investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the portfolio investment advisory services described herein for the investment and reinvestment of such amount of the Portfolio's assets as is determined from time to time by the Portfolio's Board of Trustees and communicated to the Subadvisor in writing ("Assets"), subject to the control and direction of Diversified and the Portfolio's Board of Trustees, for the period and on the terms hereinafter set forth.

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     Subadvisor's responsibility for providing investment advice to the
Portfolio is limited to that discrete portion of the Portfolio represented by the Assets and Subadvisor is prohibited from directly or indirectly consulting with any other subadviser for a portion of the Portfolio's assets, or any other series of Diversified Investors Portfolios or any other registered investment company under common control with the Portfolio, concerning Portfolio transactions in securities or other assets. Diversified agrees to furnish a list of any such subadvisers to the Subadvisor, and to advise the Subadvisor of any changes to the list and of any Subadvisors that do not have such prohibitions in their advisory contracts.

     The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the Assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio's then-current Registration Statement on Form N-1A.

     In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program for the Assets consistent with the investment objectives and related investment policies for the Portfolio as described in the Portfolio's Registration Statement on Form N-1A; (ii) monitor regularly the relevant securities for the Assets to determine if adjustments are warranted and, if so, to make such adjustments; (iii) determine, in the Subadvisor's discretion, the securities to be purchased or sold or exchanged in order to keep the Assets in balance with the designated investment strategy; (iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Assets; (v) determine, in the Subadvisor's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Assets; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all Asset transactions during such month, (b) all Assets on the last day of such month, rates of return for the Assets, and (c) such other information relating to the Assets as Diversified may reasonably request; (vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Assets; (viii) provide the Portfolio, as reasonably requested by Diversified, with records concerning the Subadvisor's activities which the Portfolio is required by law to maintain with respect to the Assets, as required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder; and
(ix) render regular reports to the Portfolio's officers and Trustees concerning the Subadvisor's discharge of the foregoing responsibilities, as reasonably requested by Diversified or the Portfolio's Board of Trustees.


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     Upon reasonable request, the Subadvisor shall also make recommendations to
Diversified as to the manner in which voting rights, rights to consent to corporate actions and any other rights pertaining to the securities comprising the Assets shall be exercised. Diversified, however, will assume the responsibility and exercise full discretion for the actual voting of any voting rights, and Subadvisor shall have no discretionary responsibility or authority with respect to the voting of any voting rights.

     Upon reasonable request, the Subadvisor shall provide assistance regarding the fair value of securities held by the Portfolio for which market quotations are not readily available, which assistance may include appropriate representatives acting as a resource during pricing committee meetings, provided that Diversified, the Portfolio's custodian and/or other service provider responsible for valuing the securities held by the Portfolio in accordance with the Portfolio's fair valuation procedures, and not the Subadvisor, shall be responsible for determining the fair valuation of any such securities.

     Should the Board of Trustees at any time establish an investment policy with respect to the Assets and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked. Diversified will provide the Subadvisor with the Portfolio's current Prospectus and Statement of Additional Information and any amendments thereto on a timely basis, including reasonable advance notice of any investment guideline changes. Diversified will provide the Subadvisor such other information relating to the Portfolio and to the services to be provided by the Subadvisor under this agreement as Diversified and the Subadvisor mutually agree is necessary or appropriate.

     The Subadvisor shall take, on behalf of the Assets, all actions which it deems necessary to implement the investment policies determined as provided above with respect to the Assets, and in particular to place all orders for the purchase or sale of securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as an agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. Subject to the primary objective of obtaining the best execution, the Subadvisor may place orders for the purchase and sale of portfolio securities with such broker/dealers who provide research and brokerage services to the Portfolio within the meaning of Section 28(e) of the Securities Exchange Act of 1934, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Portfolio or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which the Subadvisor is investment advisor shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in


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compliance with the Rules of the Securities and Exchange Commission (the "SEC")
and the NASD.

     On occasions when Subadvisor deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of Subadvisor, Subadvisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in an attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadvisor in the manner Subadvisor considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

     Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Portfolio, and communicated in writing to the Subadvisor, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Portfolio and to other funds and clients for which the Subadvisor exercises investment discretion.

     2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.


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     3. Compensation of the Subadvisor. For the services to be rendered,
Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

     4. Covenants and Representations.

     (a) The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the Portfolio's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act. Diversified agrees to furnish a list of any such persons and entities to the Subadvisor, and to advise the Subadvisor of any changes to the list.

     (b) The Subadvisor will comply with all other provisions of the Declaration of Trust and any current Registration Statement on Form N-1A of the Portfolio relative to the Subadvisor.

     (c) The Subadvisor represents and warrants that, (i) it has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations of the Advisers Act from occurring; (ii) it has provided Diversified or the Portfolio with a summary of its written policies and procedures relating to the Subadvisor's management of the Portfolio as required by Rule 206(4)-7 under the Advisers Act, as well as true and complete copies of such policies and procedures as requested by Diversified or the Portfolio; (iii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) it has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) it has the authority to enter into and perform the services contemplated by this Agreement; and (vi) the person executing this Agreement on behalf of the Subadvisor is authorized to do so.

     (d) Diversified represents and warrants that (i) it has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations of the Advisers Act from occurring; (ii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) it has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) it has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring; (v) it has the authority to enter into and perform the services contemplated by this Agreement; and (vi) the Board of Trustees of the Portfolio have approved the appointment of the Subadvisor pursuant to this Agreement; and (vii) the person executing this Agreement on behalf of Diversified is authorized to do so.


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     (e) Diversified and the Subadvisor agree to promptly notify the other in writing if any of their respective representations or warranties made in this Agreement change or become untrue for any reason.

     5. Receipt of Form ADV. Diversified hereby acknowledges receipt of the Subadvisor's Form ADV, Part II (which also includes its privacy policy) at least 48 hours prior to the effective date of this Agreement pursuant to Rule 204-3 under the Advisers Act. The Subadvisor annually shall deliver, or offer in writing to deliver, upon written request of Diversified and without charge, Form ADV, Part II.

     6. Limits on Duties. The Subadvisor shall be responsible only for managing the Assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and neither Subadvisor nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions, (ii) advice on, or management of, any other assets for Diversified or the Portfolio, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Portfolio with any government or agency, (v) administration of the plans and trusts investing through the Portfolio, or (vi) overall Portfolio compliance with requirements of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, relating to percentage limitations applicable to the Portfolio's assets that would require knowledge of the Portfolio's holdings other than the Assets subject to this Agreement. (vii) The Subadvisor shall not act as custodian for the Portfolio and shall not take possession of any Assets. The Subadvisor shall give notice and directions with respect to transactions in a manner that shall be agreed upon with the Portfolio's custodian. The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any custodian, including but not limited to any loss arising from, on account of or in connection with any custodian failing to timely notify the Subadvisor of any corporate action or similar transaction. (viii) The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer; provided, however, that the Subadvisor will make reasonable efforts to require that brokers and dealers selected by the Subadvisor perform their obligations with respect to Diversified. Subadvisor shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney's fees, indemnification to the Portfolio, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest. Subadvisor, however, shall be liable for any liability, damages, or expenses of Diversified arising out of the willful malfeasance, bad faith, gross negligence, or violation of applicable law or reckless disregard of the duties owed pursuant to this Agreement by any of its employees in providing management under this Agreement; and, in such cases, the indemnification by Diversified, referred to above, shall be inapplicable. The federal securities laws impose liabilities under certain circumstances on persons who act in


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good faith and, therefore, nothing herein shall constitute a waiver of any right which Diversified may have under such laws or regulations.

     The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor, and its directors, officers, partners, principals, employees and agents, shall be entitled to rely, and be protected from liability in acting, upon advice of Diversified and/or Diversified's counsel and upon any document, information or instructions furnished to it (or to any of them as individuals) which is believed in good faith to be accurate and reliable.

     7. Disclosure. Subadvisor agrees that, during the term of this Agreement, Subadvisor shall disclose to Diversified the identity of any other commingled investment fund product managed by the Subadvisor in a substantially similar manner to the strategy employed under this Agreement if, to the best knowledge of the Subadvisor, such commingled investment fund is sold in retirement plan marketplaces in competition with the Portfolio.

     8. Compliance Obligations. Throughout the term of this Agreement, Subadvisor shall promptly provide to Diversified's compliance personnel the following documents:

     (a) notification of a regulatory examination of the Subadvisor that relates to the management of the Portfolio or that the Subadvisor reasonably believes will have a material impact on the Subadvisor's business or reputation, as well as documentation describing the results of any such examination and the Subadvisor's responses thereto;

     (b) a report of any material violations of the Subadvisor's compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act or any "material compliance matters" (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to such compliance program;

     (c) a report of any material changes to the written policies and procedures relating to the management of the Portfolio that comprise the Subadvisor's compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act; and

     (d) documentation describing the results of the annual review of the compliance program as required by Rule 206(4)-7 under the Advisers Act.

The Subadvisor agrees to cooperate with periodic reviews by the Portfolio's compliance personnel of the Subadvisor's compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act and the operation and implementation of the compliance program. The Subadvisor agrees to provide reasonable access,


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during normal business hours, to the Subadvisor's facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Subadvisor. The Subadvisor agrees to provide the Portfolio's compliance personnel such additional information and certifications in respect of the Subadvisor's compliance policies and procedures adopted pursuant to Rule 206(4)-7 as the Portfolio's compliance personnel may reasonably request to enable the Portfolio to comply with Rule 38a-1 under the 1940 Act.

     9. Confidentiality. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party's business and operations. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party except as authorized in writing by the other party, as permitted by the policy regarding disclosure of the Portfolio's holdings, where it is necessary to provide services under this Agreement, or during a regular examination or audit of the party, as applicable. The foregoing shall not apply to any information that is public when provided or thereafter becomes public without fault of any party or which is required or requested to be disclosed by any regulatory authority with jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation. The Subadvisor may share information provided by Diversified with the Subadvisor's affiliates in accordance with the Subadvisor's privacy policies in effect from time to time, as communicated in writing by the Subadvisor to Diversified and not otherwise objected to by Diversified. Diversified agrees to furnish the Subadvisor with a copy of the policy regarding disclosure of the Portfolio's holdings, as such policy may be amended from time to time.

     10. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" with respect to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio.

     This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

     If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, the Subadvisor may, at the request of Diversified, continue to act as investment subadvisor with respect to the Assets pending the


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required approval of the Agreement or its continuance or of a new contract with the Subadvisor or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadvisor in respect of the Assets during such period is in compliance with Rule 15a-4 under the 1940 Act.

     This Agreement may be amended only if such amendment is approved by the vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval and, if required under applicable law, the vote of a majority of the outstanding voting securities of the Portfolio.

     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under said Act.

     11. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor with respect to the Assets will be made available promptly to the Portfolio on request, provided that the Subadvisor shall be permitted to make copies of such records that it is required to maintain under applicable law before turning them over to the Portfolio and shall be permitted to retain such copies.

     12. Survival of Compensation Rates. All rights to compensation under this Agreement shall survive the termination of this Agreement.

     13. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Portfolio by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 10 hereof.

     Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of


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special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     15. Provision of Certain Information by Subadvisor. Subadvisor shall disclose to Diversified promptly after it has knowledge of any significant change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy that is material to this Agreement. In addition, Subadvisor shall disclose to Diversified, promptly after it has knowledge, the existence of any material pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency. The Subadvisor shall provide all information reasonably requested of it by the Board of Trustees of the Portfolio in accordance with Section 15(c) of the 1940 Act.

     Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept confidential in accordance with the provisions of Section 9.

     16. Conflicts of Interest. It is understood that trustees, officers, agents and shareholders of the Portfolio are or may be interested in the Subadvisor and/or its affiliates as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadvisor are or may be interested in the Portfolio and/or its affiliates as trustees, officers, shareholders or otherwise; that the Subadvisor may be interested in the Portfolio; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the governing documents of the Portfolio or by specific provision of applicable law.

     17. Service for Other Clients. Diversified understands, and has advised the Portfolio's Board of Trustees, that the Subadvisor now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadvisor to other investment companies. Further, Diversified understands, and has advised the Portfolio's Board of Trustees that the Subadvisor and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadvisor is not obligated to initiate transactions for a Portfolio in any security which the Subadvisor, its partners, affiliates or employees may purchase or sell for their own accounts or other clients. By reason of their various activities, the Subadvisor and its affiliates may from time to time acquire information about various corporations and their securities. Diversified recognizes that the Subadvisor and its affiliates may not always be free to divulge such information, or to act upon it.

     18. Use of Name. Subadvisor hereby agrees that Diversified may use the Subadvisor's name in its marketing or advertising materials. Diversified agrees, upon request, to allow the Subadvisor to examine and approve any such materials


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prior to use. Diversified agrees that the Subadvisor may identify Diversified,
Diversified Investors Portfolios or the Portfolio by name in the Subadvisor's current client list and that such list may be used with third parties.

     19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same Agreement

     20. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Portfolio or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.


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     IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                        Diversified Investment Advisors, Inc.


                                        By:
                                            ------------------------------------
                                            Robert F. Colby
                                            Senior Vice President &
                                            General Counsel


                                        RiverSource Investments, LLC


                                        By:
                                            ------------------------------------


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                                   SCHEDULE B

The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule.

                                  FEE SCHEDULE

                 0.00425 OF THE FIRST $250 MILLION OF NET ASSETS
                   0.00400 OF NEXT $250 MILLION OF NET ASSETS
                 0.00375 OF NET ASSETS IN EXCESS OF $500 MILLION

Net assets are equal to the market value of the portion of the Portfolio allocated to the Subadvisor. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets for each calendar month by the fee schedule and dividing by twelve. The fee for each calendar quarter will be paid quarterly in arrears.